Exhibit 23.2
DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

September 18, 2008

Abraxas Petroleum Corporation
500 North Loop 1604 East,
 Suite 100
San Antonio, Texas 78232

Ladies and Gentlemen:

              We hereby consent to the incorporation by reference of information taken from our :”Appraisal Report as of December 31, 2007 on Certain Properties owned by Abraxas Petroleum Corporation”, ”Appraisal Report as of December 31, 2007 on Certain Properties owned by Abraxas Energy Partners L.P., “Appraisal Report as of December 31, 2007 on Certain Properties owned by Abraxas Petroleum Corporation St. Mary Purchase”, and “Appraisal Report as of December 31, 2007 pm Certain properties owned by Abraxas Energy Partners L.P. St. Mary Purchase” in your Registration Statement on Form S-8 dated on or about September 19, 2008.

 Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON